Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Director, Investor Relations, (210) 626-4882
Media:
Lynn Westfall, SVP of External Affairs and Chief Economist, (210) 626-4697
Tesoro Announces Pricing of $300 Million 9.75% Senior Notes
SAN ANTONIO, June 2, 2009 — Tesoro Corporation (NYSE:TSO) announced the pricing of its $300 million 9.75% senior notes due 2019. The Company anticipates that the offering will be completed on June 5, 2009 and intends to use the proceeds for general corporate purposes, including the repayment of indebtedness, capital expenditures and working capital.
J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Securities and RBS acted as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., 270 Park Ave., 8th Floor, Attention: Syndicate Desk, New York, NY 10017, 212-834-4555. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Tesoro
Tesoro Corporation, a Fortune 100 and a Global Fortune 500 company based in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries primarily in the western United States, with a combined crude oil capacity of approximately 665,000 barrels per day. Tesoro’s retail marketing system includes more than 870 branded retail stations, of which more than 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.
This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Tesoro. While Tesoro makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Tesoro assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
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